Exhibit 10.6

STATE OF NORTH CAROLINA	AMENDED AND RESTATED EXECUTIVE
COUNTY OF MECKLENBURG	SEVERANCE AGREEMENT
     THIS AMENDED AND RESTATED EXECUTIVE SEVERANCE AGREEMENT, entered into as of April 24, 2008, by and between Lance, Inc., a North Carolina corporation, hereinafter referred to as the “Company”, and Earl D. Leake, hereinafter referred to as “Executive”;
STATEMENT OF PURPOSE
     On November 7, 1997, the Company and Executive entered into an Executive Severance Agreement (the “Prior Agreement”) pursuant to which the Company continued Executive’s employment as Treasurer and Assistant Secretary of the Company and provided Executive with certain benefits under the Lance, Inc. Key Executive Employee Benefit Plan. Executive currently holds the title of Senior Vice President of Human Resources and holds various other positions with the Company and its Affiliates. The Prior Agreement provides Executive certain benefits in the event of Executive’s termination of employment under certain circumstances prior to a Change in Control and in the event of Executive’s Retirement. The Executive and the Company previously amended the Prior Agreement by Amendments dated July 26, 2001 and October 21, 2004 to (i) modify the methodology for determining the “current value” of the retirement benefits payable under the Executive Severance Agreement and (ii) provide for the funding of a “grantor” trust related to the retirement benefits payable under the Executive Severance Agreement in certain circumstances following a “Change in Control.”
     The Executive and the Company now desire to amend and restate the Prior Agreement, as previously amended, for purposes of compliance with Internal Revenue Code Section 409A and the final regulations issued thereunder.
     NOW, THEREFORE, in consideration of the Statement of Purpose and the terms and provisions of this Agreement, the parties hereto mutually agree as follows:
     1. Definitions. Capitalized terms used in this Agreement that (i) are not expressly defined herein and (ii) are defined in the Compensation and Benefits Assurance Agreement shall have the respective meanings given to those terms in the Compensation and Benefits Assurance Agreement. In addition, as used herein, the following terms shall have the following meanings:
(a)	“Cause” means:
(i)	Executive’s failure to devote his best efforts and substantially full time during normal business hours to the discharge of the duties and responsibilities of

Executive’s position reasonably assigned to him, other than during reasonable periods of vacation and other reasonable leaves of absence commensurate with Executive’s position and length of service; or

(ii)	A material and willful breach of Executive’s fiduciary duties to the Company and its stockholders; or

(iii)	In connection with the discharge of Executive’s duties with the Company, one or more material acts of fraud or dishonesty or gross abuse of authority; or

(iv)
Executive’s commission of any willful act involving moral turpitude which materially and adversely affects (A) the name and good will of the Company or (B) the Company’s relationship with its employees, customers or suppliers; or

(v)
Executive’s habitual and intemperate use of alcohol or drugs to the extent that the same materially interferes with Executive’s ability to competently, diligently and substantially perform the duties of his employment.

(b)	“Compensation and Benefits Assurance Agreement” means that certain Compensation and Benefits Assurance Agreement between Executive and the Company entered into on November 7, 1997, as amended.

(c)	“Current Annual Salary” means the amount of Base Salary actually paid to Executive during the 52-week year immediately prior to his Termination of Employment.

(d)
“Disability” means the inability, by reason of physical or mental infirmity or both, of an apparently permanent nature of Executive to perform satisfactorily the duties then assigned to him or the duties of any other executive position to which the Board is willing to assign him; Disability must be determined by the Board and shall be based upon certification of such Disability by an independent qualified physician or other credible medical evidence, if available.

(e)
“Payment Period” means the time beginning with the Period following the Period in which Executive’s Termination of Employment occurs and ending upon the earlier of (i) the end of the Period during which occurs the fifteenth anniversary of the date of Executive’s Termination of Employment or (ii) the last day of the Company’s fiscal year during which occurs the seventy-fifth anniversary of Executive’s birth.

(f)
“Period” means the Company’s accounting period as hereinafter described. In accordance with the provisions of §441(f) of the Internal Revenue Code of 1986, as amended, the Company uses a fiscal year varying from 52 to 53 weeks ending on the last Saturday in December in each year, which fiscal year consists of 13 accounting periods of 4 weeks each, except that in a year consisting of 53 weeks, the last accounting period consists of 5 weeks. In the event that the Company changes its fiscal year for income tax purposes, the Company shall have the right to alter and adjust payment dates under Paragraph 3 of this Agreement to coincide with its then existing accounting period, provided, however, that under no circumstances shall the Company have the right to adjust such payment dates hereunder to dates more than 31 days apart.

(g)	“Retire” and “Retirement” mean any Termination of Employment (including on account of death or Disability) on or after the Retirement Date.

(h)
“Retirement Benefit” means a lump sum amount equal to the “current value” of a stream of periodic payments payable to Executive in each Period during the Payment Period, such periodic payments determined as follows:

(i)	multiplying Executive’s Current Annual Salary by five (5), and

(ii)	divide said product so obtained by the number of full Periods during the Payment Period.
The “current value” of such stream of periodic payments shall be the present value on the Termination Date of such payments based on the following assumptions:
(i)	Such stream of payments would commence with the Period following the Period in which the Termination Date occurred and would continue through the end of the Payment Period;

(ii)	Such present value shall be determined by using the interest rate equal to the yield on the 10-year United States Treasury Bond on the Termination Date; and

(iii)	Such present value shall be determined without any discount for mortality.
Notwithstanding the forgoing, in the case of Executive’s Termination of Employment by reason of his death, the amount of the Retirement Benefit shall be seventy-five (75%) of the amount determined above.
(i)	“Retirement Date” means the earlier of:
(i)	the last day of the Company’s fiscal year during which Executive attains the age of sixty (60) years (i.e., December 31, 2011);

(ii)	the date of Executive’s death while employed by the Company; or

(iii)	the date of Executive’s Termination of Employment by reason of Executive’s Disability.
(j)
“Severance Multiple” means the lesser of (i) two and one half (2 1/2) or (ii) the quotient obtained by dividing (A) the number of full months between Executive’s Termination of Employment and the last day of the Company’s fiscal year during which Executive will attain the age of sixty (60) years (i.e., December 31, 2011) by (B) 12.

(k)
“Stock Options” means Executive’s options to purchase shares of the Company’s common stock pursuant to options granted to Executive by the Company prior to Executive’s Termination of Employment, which options are otherwise vested in Executive on the date of his Termination of Employment and remain unexercised upon the expiration of such options in accordance with their terms upon or subsequent to Executive’s Termination of Employment.

(l)	“Termination Date” means the date of Executive’s Termination of Employment.

(m)	“Termination of Employment” means any termination of employment (as defined in Section 409A of the Code and the

Company’s administrative policies, if any) with either the Company or any successor to the Company that acquires all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise); provided, however, no termination of employment shall be deemed to have occurred by reason of such an acquisition unless there is either (i) a termination of employment with both the Company and such successor or (ii) a termination of employment with the Company and no successive employment by such successor.

(n)
“Value” with reference to Executive’s Stock Options means the estimated present value of the Stock Options determined on the basis of a “Black-Scholes” valuation calculation using the price of the shares of the Company’s common stock and comparable U.S. Treasury Strip Rates with a term equivalent to the remaining term of the respective Stock Options as reported in the Wall Street Journal for the date of Executive’s Termination of Employment, using the dividends paid during the twelve month period immediately prior to the date of Executive’s Termination of Employment and using a stock price volatility factor as reflected in the Company’s most recent proxy statement.

     2. Retirement Benefit.
(a) Retirement Benefit Payment. In the event of Executive’s (i) Retirement, (ii) Termination of Employment, whether voluntary or involuntary, with or without Cause, after a Change in Control but prior to Executive’s Retirement Date, or (iii) involuntary Termination of Employment without Cause prior to the earlier of a Change in Control or Executive’s Retirement Date, the Company agrees to pay Executive (or Executive’s beneficiary in the case of his death) a lump sum payment of the Retirement Benefit within 30 days after the Executive’s Termination of Employment.
(b) Designation of Beneficiary. Executive may designate a beneficiary to receive payments payable hereunder after his death by filing with the Company a beneficiary designation on a form approved by the Company, bearing the name, address and relationship of the beneficiary, which beneficiary designation form shall be acknowledged by Executive before a Notary Public or other officer authorized to administer oaths, and shall be in such other form and shall contain such other information as shall be satisfactory to the Company. The beneficiary may be changed by Executive at any time by filing a new beneficiary designation form with the Company, said new beneficiary designation form to comply with the provisions of this Paragraph 3(b). If Executive shall not be survived by the beneficiary designated in accordance with the provisions herein set forth, then upon Executive’s death, any and all payments provided for herein shall be made to Executive’s estate. If Executive shall be survived by the beneficiary designated as provided herein, and such beneficiary shall die prior to receiving all amounts payable hereunder to such deceased beneficiary if such beneficiary had lived, then all remaining amounts that would have been paid to such deceased beneficiary if living shall be paid to the estate of such deceased beneficiary.
     3. Termination of Employment After a Change in Control and Prior to Retirement.
(a)
Benefits Payable. The Company and Executive have previously entered into the Compensation and Benefits Assurance Agreement. In no event shall any payments or benefits be made to or provided to Executive under the terms of this Agreement upon Executive’s Termination of Employment after a Change in Control and prior to Executive’s Retirement Date except for the benefits expressly provided for in Paragraph 2 of this Agreement.

(b)
Funding of Grantor Trust. Upon the occurrence of a Change in Control, in order to provide a source of payment of the benefits payable under Paragraph 2, the Company shall fund an irrevocable “grantor” trust maintained pursuant to a trust agreement with an institutional trustee selected by the Company. The amount funded by the Company shall equal the “current value” of the retirement benefits determined as of the date of the Change in Control pursuant to the provisions of Paragraph 1(h) above

     4. Involuntary Termination of Employment Prior to a Change in Control or Executive’s Retirement Date. In the event of Executive’s involuntary Termination of Employment without Cause prior to the earlier of a Change in Control or Executive’s Retirement Date, the Company agrees to pay to or provide Executive with the following:
(a)
A single cash payment in an amount equal to the Severance Multiple multiplied by the sum of (i) the highest Base Salary paid to Executive during his employment by the Company plus (ii) the Executive’s then-current target bonus opportunity (stated in terms of a percentage of Base Salary) established under the Company’s Annual Corporate Performance Incentive Plan for Officers (or any successor plan thereto), if any, in effect on the Termination Date, which payment shall be made within thirty (30) days after the Termination Date.

(b)	Payment of the benefits expressly provided for in Paragraph 2 of this Agreement.

(c)
A single cash payment in an amount equal to Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to Executive through the Termination Date.

(d)
A single cash payment in an amount equal to the greater of (i) the Executive’s then-current target bonus opportunity (stated in terms of a percentage of Base Salary) established under the Company’s Annual Corporate Performance Incentive Plan for Officers (or any successor plan thereto), if any, for the incentive plan year in which the Termination Date occurs, adjusted on a pro-rata basis based on the number of days Executive was actually employed during such incentive plan year or (ii) the actual bonus earned through the Termination Date under the Company’s Annual Corporate Performance Incentive Plan for Officers (or any successor plan thereto), if any, based on the then-current level of goal achievement; which payment shall be made at the same time as the payments are made to the Company’s other employees under the Company’s Annual Corporate Performance Incentive Plan for Officers (or any successor plan thereto), if any, for the incentive plan year during which the Termination Date occurs.

(e)
Conveyance of possession and title to the Company-owned automobile, if any, used by Executive in connection with his employment immediately prior to the Termination Date within thirty (30) days after such Termination Date.

(f)	A single cash payment of the Value of the Stock Options, which payment shall be paid within ten (10) days following the expiration of such Stock Options.

(g)
Medical Insurance coverage for Executive until Executive reaches the age of sixty (60) (July 24, 2011) or his earlier death under such terms and conditions as are most closely comparable to the “Plan B” or HMO coverage option provided Executive under the Company’s Group Medical Benefits Plan on the Termination Date and as shall be thereafter customarily provided by the Company to the Company’s executives from time to time during such period. During this period, Executive shall be entitled to obtain at Executive’s expense such optional coverages, such as dental coverage and family/dependent medical coverage, under the Company’s Group Medical Benefits Plan as are available for the Company’s employees generally. After age sixty (60) Executive may elect to obtain at Executive’s expense coverage as a “retiree” under such Group Medical Benefits Plan, if any, as may be then available to the Company’s retired executives. Commencing with the end of the Executive’s COBRA period and until the Executive reaches age sixty (60), for each month that such coverage is in place, Executive will recognize taxable income equal to the difference between the premium actually paid by the Executive and the premium that would be paid by a similarly situated COBRA participant.

(h)
Life Insurance, accidental death and dismemberment insurance and disability insurance for Executive until Executive reaches age sixty (60) (July 24, 2011) or his earlier death under such terms and conditions that are reasonably comparable to the coverages provided Executive under the Company’s plans for such insurance on the Termination Date and as shall be thereafter customarily provided by the Company to Company’s executives from time to time during such period.

(i)
Indemnification of Executive from any claims asserted against Executive arising out of the prior performance of Executive’s duties with the Company or its Affiliates to the same extent as the Company indemnifies retired officers or directors of the Company.

(j)
Payment of Executive’s vested interest under the Company sponsored qualified profit sharing and 401(k) Plans when and as provided in, and otherwise subject to, the terms, provisions and conditions of said Plans, and nothing in this Agreement shall modify or override the terms, provisions and conditions of such Plans.

(k)
At no expense to Executive, standard outplacement services for Executive from a nationally recognized outplacement firm of Executive’s selection, for a period of up to two (2) years from the Termination Date. However, such services shall be at the Company’s expense to a maximum amount not to exceed twenty percent (20%) of the Executive’s Base Salary as of the Termination Date. In no event shall reimbursement for eligible outplacement expenses be made to the Executive later than the end of the third calendar year following the year of the Termination Date.

     5. Other Termination of Employment. Except as otherwise expressly provided to the contrary in the Compensation and Benefits Assurance Agreement and in Paragraph 2 of this Agreement, Executive shall not be entitled to any payments or benefits upon his Termination of Employment in the following events:

(a)	Executive’s voluntary Termination of Employment prior to his Retirement Date, or

(b)	Executive’s involuntary Termination of Employment for Cause prior to his Retirement Date, or

(c)	Executive’s Termination of Employment, whether voluntary or involuntary, with or without Cause, prior to his Retirement Date and following a Change in Control.
     6. Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by another employer.
     7. ADEA Waiver. Executive understands that the severance benefits provided in Paragraph 4 will decline as Executive approaches the age of sixty (60) years and will be eliminated at the end of the Company’s fiscal year during which Executive attains the age of sixty (60) years. Moreover, the Compensation and Benefits Assurance Agreement may be terminated by the Company at the end of the Company’s fiscal year during which Executive attains the age of sixty (60) years. If such reduction and/or elimination of benefits are construed to violate the Age Discrimination in Employment Act of 1967, as amended, Executive does hereby release and waive any claim he may have by reason of such violation. Executive acknowledges that this Agreement and the Compensation and Benefits Agreement provide new consideration which he was not previously entitled to receive, that he has consulted an attorney before executing the agreements, and that he has been given up to twenty-one (21) days within which to consider the agreements. This Agreement will not become effective or enforceable until seven (7) days following Executive’s execution of this Agreement, and Executive may revoke this Agreement at any time during such seven-day period by delivering (or causing to be delivered) to the principal office of the Company a notice of his revocation of this Agreement. The execution of the Compensation and Benefits Assurance Agreement is in part consideration for and an integral part of this Agreement, and therefore, any such revocation of this Agreement will also constitute a revocation and cancellation of the Compensation and Benefits Assurance Agreement.
     8. Legal Fees and Expenses. The Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses (“Legal Expenses”) which are incurred in good faith by Executive as a result of the Company’s refusal to provide the benefits to which Executive becomes entitled under this Agreement, or as a result of the Company’s (or any third party’s) contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict between the parties pertaining to this Agreement; provided, however, in no event shall the Company be required to pay any such expenses if it is finally determined that Executive’s Termination of Employment was for Cause. In no event will any payments to Executive under this Section 8 be paid later than the end of the calendar year following the year in which the expense was incurred.
     9. Applicable Law. This Agreement is made and executed with the intention that the construction, interpretation and validity hereof shall be determined in accordance with and governed by the laws of the State of North Carolina.
     10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement shall be binding upon and inure to the benefit of Executive, his heirs, executors and administrators.
     11. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings between them with respect to the subject matter hereof.
     12. Compliance with Section 409A of the Internal Revenue Code. This Agreement is intended to comply with Section 409A of the Internal Revenue Code, to the extent applicable. Notwithstanding any provisions herein to the contrary, this Agreement shall be interpreted, operated, and administered consistent with this intent. In that regard, any payments required by this Agreement in connection with the Executive’s termination of employment shall not be made earlier than six (6) months after the date of termination to the extent required by Code Section 409A(a)(2)(B)(i).
     IN WITNESS WHEREOF, the Company has caused this Amended and Restated Executive Severance Agreement to be signed by its duly authorized officers and its corporate seal to be hereunto affixed, and Executive has hereunto set his hand and seal, all as of the day and year first above written.

[CORPORATE SEAL]	Lance, Inc.

ATTEST:	By	s/ David V. Singer

s/ R. D. Puckett		David V. Singer President
Secretary

	s/ Earl D. Leake		SEAL]

Earl D. Leake